EXHIBIT 99.1

Via Email Only

October 29, 2019

Mr. Blake Waldrop

Chief Executive Officer

RMA Armament, Inc.

22800 Dewey Road

Centerville, IA 52544

blake@rmadefense.com

Re: Binding Letter of Intent – Financial Stake in RMA

Dear Mr. Waldrop:

This letter of intent (“Letter of Intent” or “Letter”) sets forth the headline terms under which Bravatek Solutions, Inc. (“BVTK”), a Colorado company, will acquire 49% of RMA Armament, Inc. (“RMA”), an Iowa company, in a stock-swap transaction involving the issuance of BVTK preferred shares to RMA valued at $1,900,000 (USD) to facilitate both RMA’s and BVTK’s accelerated growth of security-related products and services, as well as augment their respective businesses with additional US government customers and other potential customers throughout the rest of the World (“ROW”). Unless otherwise indicated, the parties intend this Letter to be binding, enforceable and to inure to the benefit of their successors and assigns. This transaction is predicated on RMA receiving at least a $3,000,000 loan (the “Loan”) through, and guaranteed by, the US Department of Agriculture (“USDA”). The Loan must be in process by no later than November 8, 2019, otherwise this Letter of Intent is terminated.

1. Contract; Right of First Right of Refusal for Acquisition. The parties shall use their best efforts to negotiate and execute a definitive share exchange or similar agreement pursuant to which (a) BVTK shall issue to RMA shares of BVTK’s preferred stock valued at $1,900,000, and entitling RMA to the payment of $1,900,000 from BVTK (the “BVTK Preferred Stock”); and (b) RMA shall exclusively provide and fully honor a guaranteed contract right to BVTK, entitling BVTK to quarterly payments of 49% of any and all operating profits of RMA, of which (i) 39% of the 49% shall be retained by RMA to pay-down BVTK’s $1,900,000 payment obligations pursuant to the BVTK Preferred Stock, until the $1,900,000 has been deemed received by RMA and (ii) 10% of the 49% shall be paid to BVTK in cash quarterly. BVTK understands that it will be required to assume a subordinated position to the USDA’s loan. Until November 15, 2019, RMA will not discuss any potential acquisition arrangements with any other entity, other than BVTK, RMA’s counsel and/or accountant, and the USDA, as applicable.

2. Due Diligence; Confidentiality. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiries prior to execution of a definitive agreement. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and financing the Project or Projects. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws, or to the extent that such disclosure is ordered by a court of competent jurisdiction.

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3. Public Disclosure. The parties agree that this Letter and references to BVTK will appear in disclosure documents required by securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of BVTK’s business. RMA hereby authorizes the above-described uses and/or disclosure, which will be deemed to be acceptable uses and/or disclosure.

4. No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

5. Expenses. Each of the parties will be responsible for its own expenses in connection with this Letter, including fees and expenses of legal, accounting and financial advisors.

6. Compliance with the Securities Laws; Insider Trading. Each of the parties acknowledges that it and other of its representatives may, in connection with this Letter and the provision of Services hereunder, come into possession of material non-public information about the others. Accordingly, each of the parties agrees to use its best efforts to ensure that it and none of its officers, directors, shareholders, members, owners, employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities of the other while in possession of any such material, non-public information.

7. Miscellaneous:

a. Authority. The parties represent and warrant that they have the power and authority to enter into this Letter of Intent.

b. Choice of Law; Jurisdiction. This Letter shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law, rule or regulation which would have the effect of applying any law, rule or regulation other than the State of Texas. The parties hereby subject themselves to the jurisdiction of the Federal and State courts located within the State of Texas and agree that the exclusive venue and place of jurisdiction for any lawsuit arising under or related to this Letter of Intent shall be the State of Texas.

c. Attorneys' Fees. In the event an action or proceeding is brought by any party under this Letter to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys' fees incurred in connection with such action or proceeding.

d. Counterparts. This Letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

e. Force Majeure. Neither party shall be in default hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if such delay is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental laws, rules, and regulations, including those relating to exchange restrictions or security, delays in transit or delivery, inability to secure necessary governmental priorities for material, or any failure beyond its control, or without its fault or negligence.

If the foregoing general terms are acceptable, please sign and date this Letter in the space provided below and return a copy to our office to my attention. Upon receipt of a fully executed copy of this Letter, we will proceed with our plans to consummate the transaction.

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Sincerely,

Bravatek Solutions, Inc.

/s/ Dr. Thomas A. Cellucci

Name: The Hon., Dr. Thomas A. Cellucci

Its: Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

RMA Armament, Inc.

/s/ Blake Waldrop

Name: Blake Waldrop

Its: Chief Executive Officer

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